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                                                                  EXHIBIT 10.13


                              EMPLOYMENT AGREEMENT

          This Agreement, dated as of September 23, 1991, by and among the American Telephone and Telegraph Company, a New York corporation (the "Company"), NCR corporation, a Maryland corporation ("NCR"), and John L. Giering, whose residence address is 6477 Kings Grant Passage, Dayton, Ohio 45459 ("Employee").

          WHEREAS, the shareholders of NCR have approved the merger (the "Merger") of NCR and a subsidiary of Company on September 13, 1991 (the "Merger Date") and Company intends to continue the corporate existence of NCR as a wholly owned subsidiary of the Company; and

          WHEREAS, prior to the Merger Date, and on the date hereof, Employee was and is employed as Senior Vice President, Finance and Administration, of NCR; and

          WHEREAS, the Company has offered and Employee has accepted employment as the Senior Vice President, Finance and Administration of NCR, on the terms and conditions hereinafter provided,

          NOW THEREFORE, for and in consideration of the foregoing premises and the mutual promises and agreements hereinafter contained, Company, NCR and Employee do hereby agree as follows:

1. Employment. Subject to the provisions set forth elsewhere in this Agreement, the Company hereby employs Employee and Employee accepts such employment as Senior Vice President, Finance and Administration of NCR for the term set forth in Section 2 of this Agreement. Employee represents and warrants that there are no agreements or arrangements, whether written or oral, in effect which would prevent him from rendering exclusive services to NCR during the term hereof. Such employment shall be upon the terms and conditions hereinafter contained.
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2. Term of Agreement. The term of employment hereunder shall commence on the date of this Agreement and shall end December 31, 1996. Employment thereafter shall be at the will of Company and Employee respectively or upon such other terms and conditions as Employee and Company may agree upon the future in writing.

3. Employee's Compensation and Benefits.

          a. Base Salary. Company agrees to cause NCR to pay and NCR agrees to pay and Employee agrees to accept, for services to be rendered hereunder and during the term of this Agreement an annual initial base salary of not less than $242,000 per year, payable in installments on a monthly or other periodic basis in accordance with the prevailing payroll practice applicable to a Senior Manager of NCR. Such initial base salary shall be the Employee's salary until December 31, 1992, unless increased prior thereto with the approval of Company. During the term hereof, Employee's salary shall be increased, and never decreased, annually thereafter commencing on January 1, 1993, as approved by the Company. The annual initial base salary is predicated upon an annual standard maximum rate for Employee's position of $277,526 per year, which shall also be increased annually and never decreased, at the same time as the aforesaid salary increases, subject to approval by the Company.

          b. Perquisites. During the term of this Agreement and subject to the conditions herein, there shall be provided to Employee: (i) the perquisites of employment provided to a Senior Manager of NCR, but in no event shall such perquisites be less in amount or kind than those provided immediately prior to the Merger Date; (ii) the Company's programs of financial counseling on the same basis as those benefits are provided to Senior Managers of the Company, provided, however, that Company agrees to permit Employee to use his own financial advisor (if not one of those specified under Company's counseling program) at the same dollar amount and tax gross-up coverage as that provided for under the Company's financial counseling program; and (iii) reimbursement for reasonable and necessary business


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expenses incurred in connection with his employment in accordance with employee business expense practices applicable to a Senior Manager of NCR. The vacation policy or senior management ground transportation program provided to a Senior Manager of Company during the term hereof may also be provided to Employee in the discretion of the Chief Executive Office of NCR.

          c. Benefits. Employee shall be entitled to coverage under, or benefits in accordance with, those employee and senior management benefit plans and programs as are made available or which may subsequently become applicable to Senior Managers of NCR. NCR and Company jointly and severally consent and agree that immediately upon execution of this Agreement they shall cause to be executed by a duly authorized officer of NCR, an amendment to the SERP Agreement, in the form attached hereto as Exhibit A. The SERP as so amended is attached hereto and made a part hereof as Exhibit B. In the event Amendments are made to the SERP during the term hereof or thereafter which would yield, upon Employee's retirement a pension benefit which is less than the benefit which would have been provided by the SERP in the form of the SERP attached hereto as Exhibit B, then in such event, Employee's pension entitlement will be calculated as provided under the SERP attached as Exhibit B.

          d. Incentive Plans. Exhibits C and D attached hereto and made a part hereof are copies or descriptions of NCR's annual incentive compensation plan (the "Annual Plan") and long-term incentive compensation plan (the "LTI Plan") respectively, to be in effect and in which Employee will participate, for year 1992 and subsequent years during the term hereof. Employee's target bonus opportunity under the Annual Plan for 1992 and subsequent years during the term hereof, shall be not less than 50% of the greater of Employee's annual salary or standard maximum rate for the year to which such opportunity relates (the "Target Annual Bonus Opportunity") and will be paid to Employee on or before March 31 of the next succeeding year. Employee's bonus under the Annual Plan for 1992 will not be less in amount than Employee's Target Annual Bonus Opportunity for 1992. Employee's target bonus opportunity (the "Target LTI Bonus Opportunity") under the LTI Plan for the performance cycle beginning in 1992 and subsequent cycles beginning during the term hereof shall be not less than 50% of Employee's annual


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salary in effect for the year in which awards under such Plan are determined.
Bonuses under the LTI Plan will be paid no later than ninety (90) days after the end of each performance cycle under the Plan, which cycles shall be 3-year performance cycles. The first 3-year performance cycle bonus payable under the LTI Plan will be for the cycle beginning in 1992 and ending in 1994. Employee will also participate in a transitional program under the LTI Plan and will be granted performance unit grants thereunder for the one year performance cycle January 1, 1992 - December 31, 1992 and for the two year performance cycle January 1, 1992 - December 31, 1993. Such grants shall provide Employee with a target bonus opportunity for each of such cycles equal to the Target LTI Bonus Opportunity.

         e. Stock Options. In 1992 and for each year thereafter during the term of this Agreement, Employee will receive AT&T Stock Options ("Stock Options") under the Company's 1987 Long Term Incentive Program and Company hereby represents and warrants that such awards have been approved by the Compensation Committee. The number of such Stock Options will never be less than the number determined by dividing the AT&T share price at the time such awards are determined into 250% of Employee's then current, annual standard maximum rate. All other terms and conditions applicable to such Option will be no less favorable than those applicable to a Senior Manager of NCR as in effect immediately prior to the Merger Date or, during the term hereof to the extent made more favorable during such term. In addition, the parties acknowledge that the Company has commissioned a study by Frederic W. Cook & Co. to determine whether it would be appropriate to make adjustments to the formula for awarding Stock Options to employees of NCR in consideration of the Merger. In the event that such adjustments are made, the number and dollar value of Stock Options granted to Employee following such adjustments shall be sufficient to maintain the level of Employee's participation as to both number and dollar value of Stock Options relative to the level, prior to the Merger Date, of participation of other recipients of stock options under NCR Stock Option Plans as of the May 1991 grant of such options. Each stock option agreement for Stock Options hereunder shall provide that upon termination of employment of Employee other than for Cause during the term hereof or thereafter, the Stock Options referenced therein shall become immediately exercisable regardless of when granted and that upon such


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termination of employment Employee will be deemed to be, and will be treated as, a retiree under such agreements and/or the applicable Stock Option Plan to which such agreement relates.

          f. Assignment to Company or Affiliate Company. In the event that Employee shall at Company's request cease to be assigned to NCR and become assigned to or employed by Company or an affiliated company of Company other than NCR, unless Employee otherwise consents in writing, such assignment shall be a promotion to a position with a higher standard maximum rate and Employee shall receive an increase in compensation appropriate to the new position and be entitled to all the benefits and perquisites offered to, and shall otherwise be treated in all respects as, a Senior Manager of the Company.

          g. Post-Expiration or Termination Bonus Payments. Upon termination of the employment of Employee other than for Cause during the term hereof or thereafter, the amount of all bonuses for years or performance cycles beginning prior to the termination of Employee's employment, whether for all or a part of any such years or performance cycles, shall be paid to Employee on the same basis as if Employee had retired under the Plans providing for such bonuses at such termination.

4. Special Sign-On Bonus.

          a. As of the date of this Agreement and subject to the terms hereunder, the Company shall credit on its books of account (the "Record Account") the sum of Two Million Two Hundred Seventy Five Thousand Dollars ($2,275,000), and such Record Account shall be increased to reflect the crediting of interest, at the rate set forth below, from the first day following the date of this Agreement through the earlier of December 31, 1996 or the Termination Date. The interest will be calculated and compounded quarterly and credited to the Record Account as of the end of each calender quarter and at the Termination Date. The quarterly rate of interest applied for calendar quarters ending in the first, second and third years of the term of this Agreement shall equal one-quarter (1/4) of the sum of (i) the average


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10-Year Treasury Note rate for the previous quarter plus (ii) three (3%)
percent. The interest credited for calendar quarters beginning on and after the third anniversary of the date of this Agreement during the remaining term of the Agreement shall equal one-quarter (1/4) of the sum of (i) the average 10-year Treasury Note rate for the previous quarter plus (ii) five (5%) percent. Employee shall be entitled to receive on an ongoing basis semi-annual reports from Company detailing the balance in his Record Account during the term hereof.

          b. Subject to the provisions of Section 8 below, the outstanding balance in the Record Account of Employee, including interest, through the earlier of December 31, 1996 or the Termination Date of Employee's employment, shall be paid in a single lump sum within 45 business days following the earlier of December 31, 1996 or Employee's Termination Date.

5. Powers and Duties. The Employee shall devote his full business time, interests and abilities to the performance of his duties under this Agreement, it being understood in connection therewith that he may, in his discretion and subject to not interfering with his duties and responsibilities hereunder, devote time to civic, public and professional activities and may serve as a Director of other business corporations not engaged in competition with the Company or any subsidiary or affiliate of the Company; provided, however, that he shall not accept directorships on more than three boards of other business corporations; and provided, further, that for purposes of the immediately preceding clause, directorships on the boards of two or more companies with at least 50% common ownership shall count as a single corporation.

6. Operation of Agreement. Notwithstanding any other term or provision to the contrary, all rights, benefits and entitlements available under and in accordance with the terms of this Agreement, except as otherwise provided in Sections 3(e), 3(g), 4 and 8, are contingent and dependent upon Employee maintaining and continuing employment as a Senior Manager of NCR, Company or an affiliate thereof.


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7. Restrictive Covenant Against Competition. In the event the employment of the
Employee shall be terminated in a case where the provisions of Section 8(b) or the second sentence of Section 8(c) of this Agreement shall apply, then for a period of twenty-four (24) months thereafter he shall not, without the prior written consent of the Company, be employed by, become associated with, render service to, or own an interest in (except as a holder of securities of an issuer whose securities are publicly traded, and then only to the extent of owning not more than 1% of the issued and outstanding equity securities of such issuer) any business that is competitive with NCR or any subsidiary thereof or any business in which NCR or any subsidiary thereof has 50% or more voting control nor shall Employee recruit, solicit or induce, or attempt to induce, any "exempt" employee of Company or NCR to terminate their employment with or otherwise cease their relationship with Company or NCR (an activity described in this sentence is referred to hereinafter as "Competitive Activity"); provided, however, that in the event that the Employee's employment was terminated by the Company without Cause or by the Employee with Good Reason, if it is determined that the Employee has engaged in Competitive Activity during such 24-month period, the Employee shall forfeit, as of the date such Activity commenced, any payments and benefits provided for under the second sentence of Section 8(b) hereof otherwise payable after that date and the Company, NCR and their affiliates shall have no other remedy, except any remedy available at equity, against Employee with respect to such Competitive Activity. In the event Employee should be assigned as a Senior Manager of the Company for six (6) months or more to Company or an affiliate company of Company other than NCR, then Employee agrees that wherever the term "NCR" is used in the preceding sentence, there shall also be deemed added the name of Company or the affiliated company, as applicable. If any restriction set forth in this Section 7 is found by any arbitrator or court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic areas as to which it may be enforceable in that jurisdiction.


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8. Termination Provisions.

          a. If Employee's employment is terminated for any reason prior to the expiration of this Agreement and subject to the terms and conditions of Section 8(b) and (c), below, (i) his annual base salary (as provided in Section 3(a), above) shall cease as of the Termination Date, (ii) his incentive bonus awards shall be payable in accordance with the terms and conditions of Section 3(g) above and (iii) no further grants of bonuses or Stock Options (as provided in Section 3(e), above) shall be made as of the Termination Date. Unexercised Stock Options will be treated in accordance with the provisions of Section 3(e).

         b. In the event of Employee's (i) death, (ii) termination on account of Disability, (iii) termination on account of Severe Hardship, (iv) termination for Good Reason or (v) termination initiated by the Company for any reason other than Cause, the then outstanding balance in the Record Account of the Employee, including interest credited to the Termination Date, will be paid to Employee (or his designated beneficiary) as described in Section 8(e) below. Such payment shall be considered a "severance payment to the Executive by NCR or subsidiary (as appropriate) pursuant to any statute, regulation, settlement agreement or other government requirement" for purposes of Other NCR Plans and Agreements. In addition to the payment of the Sign-On Bonus balance referred to in the preceding sentence, in the event of Employee's termination for Good Reason or termination initiated by the Company for any reason other than Cause (x), an amount equal to 200% of Employee's annual base salary in effect at such time will be paid to Employee in 24 equal monthly installments commencing the month after the Employee's Termination Date and (y) for a period of 18 months after such Date, NCR or Company shall arrange to provide the Employee with life insurance, group medical, dental and health benefits substantially similar to those which Employee is receiving or entitled to receive immediately prior to such Date and shall pay Employee not later than the last day of such 18-month period an amount equal to the cost of such benefits which Employee would incur if he had to purchase them on his own covering the six-month period thereafter; provided, however, that Company and Employee shall


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share the cost of such benefits in the same proportions as exist immediately prior to the Termination Date. A gross-up payment for income taxes (federal, state and local) shall be made by Company to Employee respecting the benefits and payments provided for in clause (y) hereof in accordance with the Company's policies on grossing up Senior Managers of Company. Neither the payment of all or any portion of the outstanding balance in the Employee's Record Account nor the continuation of salary and benefits provided for in clauses (x) and (y) of this Section 8(b) shall be treated as a compensation plan or a payment under a compensation plan for purposes of the Other NCR Plans and Agreements.

         c. Amounts credited to Employee's Record Account pursuant to the Special Sign-On Bonus in Section 4 above, including interest credited thereon, shall be forfeited in the event of (i) any termination of employment initiated by Employee other than for Good Reason, death, Disability or on account of Severe Hardship during the first three years immediately following the Merger Date or (ii) Employee's termination of employment for Cause. Notwithstanding subsection (i) of the immediately preceding sentence, (A) in the event of any termination of employment initiated by Employee other than for Good Reason, death, Disability or on account of Severe Hardship during the period immediately following the last day of the three-year period after the Merger Date and up to the fourth anniversary of the date of this Agreement, 60% of the balance then in the Employee's Record Account, including accrued interest as of the Termination Date applicable to such termination, shall be paid to him in accordance with the provisions of Section 4(b) and the other 40% of such amount shall be forever cancelled and forfeited and (B) in the event of any such termination of employment initiated by Employee other than for Good Reason, death, Disability or on account of Severe Hardship after the fourth anniversary of the date of this Agreement and thereafter prior to December 31, 1996, 80% of the balance then in the Employee's Record Account, including accrued interest as of the Termination Date applicable to such termination, shall be paid to him in accordance with the provisions of Section 4(b) and the other 20% of such amount shall be forever cancelled and forfeited.


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          d. The Employee shall not be required to mitigate the amount of any payment provided for in this Section 8 by seeking other employment or otherwise, nor shall the amount of any payment, benefit or Stock Option entitlement provided for in this Agreement be reduced by any compensation or benefit earned by Employee as the result of employment by another employer or by retirement benefits received under the SERP or otherwise after the Termination Date, except as specifically provided in this Section 8 and except for the benefits referred to in clause (y) of Section 8(b) to the extent a comparable benefit is actually provided to Employee by a subsequent employer during the 18-month period referred to in said clause (y).

          e. Except as otherwise provided herein, any payments made pursuant to this Section 8 shall be paid in a single lump sum within 45 business days following Employee's Termination Date.

9. Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings provided herein.

          a. Disability. For purposes of this Agreement, "Disability" shall mean the inability of the Employee, because of bodily injury or disease, to perform the duties of the Employee's regular occupation. Any question as to the existence of a Disability upon which the Employee and Company cannot agree shall be determined by a qualified independent physician mutually agreeable to the Employee (or, if the Employee is unable to make such agreement, to any adult member of the Employee's immediate family or the Employee's legal representative), and Company. The determination of such physician made in writing to Company, and to the Employee, shall be final and conclusive for all purposes of this Agreement.

          b. Severe Hardship. For purposes of this Agreement, events and situations constituting "Severe Hardship" shall be determined in the judgment of the Compensation Committee of the Company's Board of Directors.


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          c. Cause. For purposes of this Agreement, "Cause" shall mean
Employee's conviction (including a plea of guilty) of a felony or a misdemeanor applicable to, and involving, a crime of theft or dishonesty.

          d. Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence, without the Employee's express, written consent, of any of the following circumstances:

             (i) A reduction in the Employee's annual base salary of $242,000 per annum or his standard maximum of $277,526 or a reduction in future amounts thereof, as increased during the term hereof, or a reduction in the Employee's Target Annual or LTI Bonus Opportunities (not actual payout) or the failure to make a stock option grant in any year to the Employee in accordance with the provisions of Section 3(e) hereof;

           (ii) A change in the principal place of the Employee's employment to a location other than Dayton, Ohio, NCR World Headquarters, except for a change to the Company's headquarters in Basking Ridge, New Jersey or a Company office location in another part of northern New Jersey, provided that the relocation policies applicable to Senior Managers of Company apply to such Employee in such case and reasonable adjustments are made in compensation and/or benefits for any increase in Employee's cost of living due to such change;

            (iii) A material breach of this Agreement by Company; or

            (iv) Any purported termination of the Employee's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of
Section 9(e) below. For purposes of this Agreement, no such purported termination shall be effective except as constituting Good Reason.


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          e. Notice of Termination. Any purported termination of the Employee's employment by the Company or by the Employee shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 17 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated.

          f. Termination Date. For purposes of this Agreement, "Termination Date" shall mean:

             (i) If the Employee's employment is terminated for Disability, by the Company without Cause or by the Employee not for Good Reason, thirty (30) days after Notice of Termination is given (provided that in the case of a Disability termination Employee shall not have returned to the full time performance of his duties during such thirty-day period); and

            (ii) If the Employee's employment is terminated for any reason other than by death, by the Company without Cause or by the Employee not for Good Reason, the date specified in the Notice of Termination (which in the case of a termination for Cause shall not be less than thirty (30) days and in the case of a termination for Good Reason shall not be less than thirty (30) nor more than sixty (60) days, respectively, from the date such Notice of Termination is given); provided that in the case of termination for Cause by Company, termination for Good Reason by Employee or a Disability Termination, if within thirty (30) days after any Notice of Termination is given, the party receiving such Notice notifies the other party that a dispute exists concerning the grounds for termination, the Termination Date shall be the date on which the dispute is finally determined, whether by mutual written agreement of the parties or by a binding arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or the time for appeal therefrom having expired and no appeal having been perfected); provided further, that the Termination Date shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution


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of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Employee will continue to be paid his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary and incentive compensation) and to be a participant in all benefits and perquisites in which the Employee was participating or which he was enjoying when the Notice of Termination giving rise to the dispute was given, until the earlier of the date the dispute is finally resolved in accordance with this Section 9(f)(ii) or the expiration date of this Agreement. Amounts paid under this Section 9(f)(ii) are in a addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under Agreement or any Other NCR Plans and Agreements.

          g. Senior Manager of NCR. For purposes of this Agreement, "Senior Manager of NCR" shall mean an employee whose assigned "Hay Points" are in excess of 3,000.

          h. Senior Manager of Company. For purposes of this Agreement, "Senior Manager of the Company" shall mean an employee whose assigned Hay Points are in excess of 1,988 and who is determined to be within the Company's senior management group by the Board of Directors of the Company or its Chairman.

          i. Other NCR Plans and Agreements. For purpose of this Agreement, "Other NCR Plans and Agreements" means other employee benefit and bonus plans in which Employee is a participant and other written agreements between NCR and Employee, including, without limitation, a letter agreement dated November 1, 1988, as amended to date, respecting certain severance payments and benefits, stock option agreements under NCR Stock Option Plans which were assumed by the Company pursuant to the Merger and an agreement under the NCR Corporation Senior Executive Retirement, Death & Disability Plan, as amended to date (respectively, the "SERP Agreement" and the "SERP") providing for payment to Employee of certain supplemental pension benefits.


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10. Dispute Resolution. At the option of Employee or the Company, any dispute, controversy, or question arising under, out of or relating to this Agreement or the breach thereof, shall be referred for decision by arbitration in the State of Ohio by a neutral arbitrator selected by the parties hereto. The proceeding shall be governed by the Rules of the American Arbitration Association then in effect or such rules last in effect (in the event such Association is no longer in existence). If the parties are unable to agree upon such a neutral arbitrator within thirty (30) days after written notice of a desire to submit the dispute, controversy or question for decision as aforesaid, then either party may apply to the American Arbitration Association for the appointment of a neutral arbitrator, or if such Association is not then in existence or does not desire to act in the matter, either party may apply to the appropriate state court for the appointment of a neutral arbitrator to hear the parties and settle the dispute, controversy or question, and such court is hereby authorized to make such appointment. In the event that a dispute arising hereunder is submitted to arbitration, the decision of the neutral arbitrator shall be final, conclusive and binding on all interested persons and no action at law or in equity shall be instituted or, if instituted, shall be further prosecuted by either party other than to enforce the award of the neutral arbitrator. Notwithstanding the foregoing, the Employee shall be entitled to seek judicial relief in the form of specific performance of the right to be paid until the Termination Date during the pendency of any dispute or controversy arising under or in connection with this Agreement as provided in Section 9(f)(ii) hereof.

          Whether or not Employee is successful in pursuing any claim or dispute arising out of this Agreement, the Company shall pay all of the Employee's attorneys' fees and costs and the compensation and expenses of any Arbitrator; provided, however, that such attorney fees shall not be payable by Company in the event Employee is unsuccessful and the Arbitrator, or any court in which the litigation is filed, finds that the dispute or lawsuit is frivolous in nature or was not brought in good faith. In any case, the Company shall bear its own costs and attorneys fees.

11.       Assignment.


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          a. Employee. This Agreement is a personal contract and the rights and interests of Employee hereunder may not be sold, transferred, assigned, pledged or hypothecated by him.

          b. Company. This Agreement shall inure to the benefit of and be binding upon NCR, the Company, their respective successors and assigns, including but not limited to, any subsidiary or affiliate of NCR or the Company to which Employee may be employed or assigned, by or with the consent of the Company. If Employee is assigned to or becomes employed by any subsidiary or affiliate of NCR or the Company during the term of this Agreement, such subsidiary or affiliate shall be considered to have been assigned all rights of NCR and/or the Company and accepted all obligations of NCR and/or the Company hereunder, but Company shall always remain primarily liable for all obligations and liabilities to Employee under or arising out of this Agreement.

12. Taxes. It is understood that all payments and benefits provided under this Agreement are subject to applicable withholding for FICA and for applicable federal, state and local income (or similar) taxes.

13. Excise Tax and Gross-Up Provisions.

          a. In the event that any payment or the value of any benefit received or to be received by the Employee, pursuant to the terms of this Agreement or any other plan, arrangement or agreement (including, without limitation, the Other NCR Plans and Agreements), from the Company or NCR Corporation, their successors or any person affiliated with any of them (a "Payment"), would be subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision or any similar provision of state and/or local law), the Company shall pay to the Employee, at the time specified in Section 13(b) below, whether or not the Employee remains employed by the Company at such time and whether or not the Employee remained


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employed by the Company for the duration of this Agreement, an additional amount (the "Gross-Up Payment") such that the net amount retained by the Employee, prior to applicable FICA withholding and prior to any applicable federal, state and local income tax withholding on such Payment, but after deduction of (i) the Excise Tax on such Payment, (ii) any federal, state and local tax and Excise Tax upon the payment provided for by this paragraph, and
(iii) any interest, penalties or additions to tax payable by the Employee with respect to (i) and (ii), shall be equal to such Payment. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay federal, state and local income taxes at the highest marginal rates applicable to individual in the calendar year in which the Gross-Up Payment is to be made and the reduction in federal income taxes resulting from the payment of additional state and local income taxes shall be taken into account. Employee shall not be entitled to receive a Gross-Up Payment under this Section 13(a) with respect to any Payment with respect to which he receives a Gross-Up Payment under the terms of any of the Other NCR Plans and Agreements.

          b. The Gross-Up Payments provided for in paragraph (a) above shall be made upon the earlier of (i) a certification to the Company by Price Waterhouse or other tax advisor to Employee that the Employee is liable for Excise Tax with respect to any Payment or (ii) the assessment upon the Employee or payment by the Employee of any Excise Tax with respect to any Payment.

          c. In the event that it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that the Excise Tax is less than the amount previously determined under Section 13(a), Employee shall repay to the Company, at the time that such reduction in Excise Tax is so finally determined, the difference between the Gross-Up Payment as originally determined and the Gross-Up Payment that would have been determined by taking into account the reduced Excise Tax, subject to adjustments such that the Employee is in the same after-tax position as the Employee would have been in under Section 13(a) had the Excise Tax been properly determined at the time at which the Gross-Up Payment was made, plus interest on the amount of such repayment at the rate provided in

Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined, in the manner aforesaid, to exceed the amount previously determined under Section 13(a), the Company shall make an additional Gross-Up Payment in respect of such excess at the time that the amount of such excess is finally determined.

14. Tax Rate Equalization Provisions. In the event that, due to changes in applicable laws or regulations, the net amount retained by Employee of a payment of all or a portion of the Employee's Record Account under Section 4(b), Section 8(b) or Section 8(c) of this Agreement (the "Sign-On Bonus Payment") after taking into account all applicable federal, state or local income and employment taxes, is less than the net amount Employee would have retained, after taking into account all such taxes as in effect on the date of this Agreement and as if the Sign-Up Bonus Payment had been paid on such date (the "1991 After-Tax Payment"), the Company shall pay to Employee, at the time specified in Section 8(e) hereof, an additional amount (the "Tax Equalization") such that the net amount retained by Employee, after deduction of all federal, state and local income and employment taxes applicable to the Sign-On Bonus Payment and to the Tax Equalization shall be equal to the 1991 After-Tax Payment.

15. Severability. If any provisions of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable this entire Agreement, but rather this entire Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of the parties shall be construed and enforced accordingly.

16. Entire Agreement; Amendments. This Agreement comprises 19 pages and 19 Sections and includes Exhibits A through D, attached hereto. No amendments or modifications to this Agreement may be made except in writing signed by the Company, through its authorized representative, and Employee. Except as otherwise provided in the second sentence of Section 8(b) of this Agreement, this Agreement shall have no effect on and is unrelated to and mutually exclusive from any other agreement between employee and either the Company or NCR. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any conditions or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and each fully executed counterpart shall be deemed an original.

17. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio, without reference to any applicable conflict of law provisions.

18. Notices. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to NCR or the Company shall be directed to the Company, attention of the Senior Vice President -- Human Resources of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change address shall be effective only upon receipt.

19. Survival. Upon the expiration or the termination, for any reason, of this Agreement, the respective rights and obligations of the parties which are intended by their terms to survive such expiration or termination, shall survive.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement and the Company and NCR have affixed their corporate seals as of the day and year first above written.

          Company:
          By:    /s/  H. W. Burlingame
                 --------------------------------------------------------
                 H. W. Burlingame, Senior Vice President -- Human Resources American Telephone & Telegraph Company

          Attest:/s/  R. A. Maynes
                 -------------------------------------------------------- (Seal)

          Date:  9/23/91
                 --------------------------------------------------------

          Witnessed: /s/  S. J. Colon
                     ----------------------------------------------------

          Date:  9/23/91
                 --------------------------------------------------------



          Employee:

                 /s/  J. L. Giering
          ---------------------------------------------------------------

          Date:  9/23/91
                 --------------------------------------------------------

          Witnessed: /s/  Nancy L. Livingston
                     ----------------------------------------------------

          Date:  9/23/91
                 --------------------------------------------------------


          NCR:   /s/
                 --------------------------------------------------------

          Attest:/s/
                 -------------------------------------------------------- (Seal)

          Date:  9/23/91
                 --------------------------------------------------------



          Witnessed: /s/
                     ----------------------------------------------------

          Date:  9/23/91
                 --------------------------------------------------------


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